Exhibit (a)(2)

KINTERA, INC.

OPTION EXCHANGE PROGRAM

TENDER OFFER STATEMENT

“OFFER TO EXCHANGE”

Offer to exchange certain options issued under the 2000 Stock Option Plan, the Amended and Restated

2003 Equity Incentive Plan and the Amended and Restated 2004 Equity Incentive Plan (Fundware)

for an equal number of new options (the “Offer”)

The Offer and withdrawal rights expire at 5:00 p.m. Pacific Time on June 28, 2006,

unless this Offer is extended by Kintera, Inc.

Offer. Kintera, Inc. (referred to herein as “Kintera,” “we” or the “Company”) is offering eligible employees the opportunity to make a one-time election to cancel all or a portion of certain vested outstanding grants of stock options (the “Current Options”) under the Kintera, Inc. 2000 Stock Option Plan (the “2000 Plan”), the Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”) and the Amended and Restated 2004 Equity Incentive Plan (Fundware) (the “2004 Plan”) for an equal number of new unvested options (the “Replacement Options”) to be granted under the 2003 Plan after the date of cancellation of the Current Options. We are making this Offer upon the terms and subject to the conditions described in this Option Exchange Program Tender Offer Statement (the “Offer to Exchange”). We currently expect to grant the Replacement Options no earlier than June 30, 2006. Participation in the Offer is voluntary. To participate in the Offer, an Eligible Employee (as defined below) must cancel all eligible unexercised option shares within a single option grant and must properly tender Current Options prior to 5:00 p.m. Pacific Time on June 28, 2006, unless we extend the period of time the Offer is open (the “Expiration Date”).

Eligible Employees. The Offer is open to all of Kintera’s existing employees and the employees of Kintera’s subsidiaries as of May 31, 2006 who hold eligible stock options except for (1) executive officers of the Company, (2) employees hired after June 27, 2005 and (3) employees located in Canada and other non-U.S. jurisdictions where the Company determines that the application of local rules and regulations make the grant of Replacement Options impractical (the “Eligible Employees”). Members of our Board of Directors are not eligible to participate in the Offer.

To receive Replacement Options, a participant in the Offer must also be employed by Kintera or one of its subsidiaries on the date the Replacement Options are granted.

Termination of Employment. Eligible Employees who terminate employment for any reason, whether voluntarily or involuntarily, prior to the Expiration Date, will automatically have their tender withdrawn and will not receive any Replacement Options in exchange for Current Options. Eligible Employees who terminate employment for any reason, whether voluntarily or involuntarily, after the Expiration Date and prior to the date on which Replacement Options are granted will not receive a grant of Replacement Options or any other consideration or payment for the cancellation of their Current Options.

Offering Period. Eligible Employees will be given at least twenty (20) U.S. business days during which to accept the Offer (the “Offering Period”). The Offering Period begins on May 31, 2006 and we currently expect it to end at 5:00 p.m. Pacific Time on June 28, 2006.

Current Options Eligible for Exchange. To be eligible for the Offer, Current Options must (1) be held by an Eligible Employee, (2) have an exercise price equal to at least $7.00 per share and (3) be currently vested but have been unvested as of December 27, 2005.

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Cancellation Date. If an Eligible Employee properly tenders some or all of his or her eligible Current Options for exchange and we accept his or her tender, the Eligible Employee’s tendered Current Options will be cancelled no later than the first business day following the Expiration Date (the “Cancellation Date”). The Offering Period is presently scheduled to expire on June 28, 2006, and we expect the Cancellation Date to be June 29, 2006.

Grant Date. The Replacement Options will be granted on a date after the Cancellation Date (the “Grant Date”). Assuming we do not extend the Expiration Date, we presently expect the Grant Date to be no earlier than June 30, 2006.

Number of Shares Subject to Replacement Options. The number of shares subject to a Replacement Option will be the same number of shares of common stock that an Eligible Employee tendered pursuant to a Current Option. For example, if an Eligible Employee exchanges a vested Current Option with respect to 1,000 shares of common stock, the Current Option will be replaced with an unvested Replacement Option to acquire 1,000 shares of common stock.

Exercise Price of Replacement Options. All Replacement Options will be granted with an exercise price equal to 115% the closing price of our common stock on the Grant Date. There is no guarantee that the exercise price of the Replacement Options will be less than the exercise price of the Current Options.

Vesting of Replacement Options. Each Replacement Option will be entirely unvested on the Grant Date. Each Replacement Option will vest pro-rata on a daily basis over the two-year period measured from the Grant Date. No vesting credit will be given for any special acceleration of vesting that occurred on December 28, 2005.

Example 1: Assume an Eligible Employee tenders a vested Current Option that, in accordance with the original vesting schedule of the option as in effect on December 27, 2005, would have become fully vested on January 1, 2009. The Replacement Option will be entirely unvested on the Grant Date and will vest in accordance with the following schedule: 1/730 of the total number of shares subject to the Replacement Option shall vest on each day following the Grant Date, subject to the Eligible Employee’s continued service with the Company.

Example 2: Assume an Eligible Employee tenders a vested Current Option that, in accordance with the original vesting schedule of the option as in effect on December 27, 2005, would have become fully vested on October 15, 2007. The Replacement Option will be entirely unvested on the Grant Date and will vest in accordance with the following schedule: 1/730 of the total number of shares subject to the Replacement Option shall vest on each day following the Grant Date, subject to the Eligible Employee’s continued service with the Company.

Term of Replacement Options. Each Replacement Option will maintain the original term and expiration date of the Current Option which was cancelled in exchange for the Replacement Option. For example, if the Current Option had a ten year term and would have terminated on July 15, 2014, then the Replacement Option will also terminate on July 15, 2014.

Other Terms and Conditions of Replacement Options. Except as set forth herein, the Replacement Options will be governed by the terms and conditions of the 2003 Plan and the option agreement.

No Recommendation. Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should participate in the Offer. You must make your own decision. We cannot guarantee that the Replacement Options will have a lower exercise price than the Current Options.

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Recent Trading Price. Our common stock is traded on the NASDAQ Global Market (formerly the “NASDAQ National Market”) under the symbol “KNTA.” On Friday, May 26, 2006, the closing sale price of our common stock as reported by the NASDAQ Global Market was $1.45. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Current Options. See “The Offer,” Section 7.

How to Obtain More Information. You should direct questions about the Offer or requests for assistance to the Company’s Human Resource Department, via e-mail, at HumanResources@kintera.com or by telephone at (858) 795-3000. Please note that an employee meeting will be held on June 6, 2006 at 1:00 p.m. Pacific time (location to be announced) to answer any outstanding questions you may have about the Offer or these materials.

This Offer is not conditioned upon a minimum aggregate number of options being tendered for exchange. This Offer is subject to certain terms and conditions set forth in this Offer to Exchange.

This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission or any state or non-U.S. securities commission nor has the U.S. Securities Exchange Commission or any state or non-U.S. securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

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IMPORTANT

HOW TO TENDER YOU CURRENT OPTIONS

If you wish to tender your Current Options for exchange, you must complete and sign the letter of transmittal (as attached to this Offer to Exchange) in accordance with its instructions, and mail, fax or otherwise deliver it and any other required documents to us at Kintera, Inc., 9605 Scranton Road, Suite 200 San Diego, California 92121, U.S.A. Attn: Human Resources Department, facsimile no. (858) 225-0505. Note that delivery by electronic mail will not be accepted. We must receive all of the required documents in San Diego by 5:00 p.m. Pacific Time on June 28, 2006, unless the Offer is extended. Late forms will not be accepted—no exceptions.

The decision to participate in the Offer is an individual one that should be based on a variety of factors, and you should consult with your own personal advisors if you have any questions about your financial or tax situation.

We have not authorized any person to make any recommendation on our behalf as to whether you should participate in the Offer. You should rely only on the information contained in this document or other information to which we have referred you and the information provided by representatives of the Human Resources Department. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information contained in this document or other information to which we have referred you and the information provided by representatives of the Human Resources Department. If any other person makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Nothing in this document shall be construed to give any person the right to remain in the employ of Kintera or one of its subsidiaries or to affect the right of Kintera or its subsidiaries to terminate the employment of any person at any time with or without cause to the extent permitted under applicable law and under any employment agreement, including prior to the Grant Date of the Replacement Options. Nothing in this document should be considered as a contract or guarantee of wages, compensation or severance payments.

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TABLE OF CONTENTS

I.	Summary Term Sheet	1

II.	The Offer	6

1.	Eligible Employees	6
2.	Number of Options; Expiration Date	6
3.	Purpose of this Offer	7
4.	Procedures for Participating in the Offer	8
5.	Withdrawal Rights	9
6.	Acceptance of Options for Exchange and Issuance of Replacement Options	9
7.	Price Range of Common Stock Underlying the Options	10
8.	Source and Amount of Consideration; Terms of Replacement Options	11
9.	Information About Kintera, Inc.	12
10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Current Options and Our Common Stock	16
11.	Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer	17
12.	Legal Matters; Regulatory Approvals	17
13.	Material U.S. Federal Income Tax Consequences	18
14.	Extension of Offer; Termination; Amendment	18
15.	Fees and Expenses	19
16.	Additional Information	19
17.	Certain Risks of Participating in the Offer	20
18.	Miscellaneous	21

Schedule A—Conditions of this Offer
Schedule B—Information Concerning the Directors and Executive Officers of Kintera, Inc.

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I.	SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer to Exchange. We urge you to read carefully the Offer to Exchange because the information in this summary is not complete, and additional important information is contained in the Offer to Exchange. We have included section references to the Offer to Exchange where you can find a more complete description of the topics in this summary. We also urge you to review the information in our annual report on Form 10-K for the year ended December 31, 2005, our quarterly reports on Form 10-Q for 2006, and the proxy statement distributed in connection with our Annual Stockholders Meeting held on July 21, 2005, as these documents contain important financial information and other relevant information about us. All of these documents may be obtained without charge from us or from the Securities and Exchange Commission. See “The Offer: Section 16, Additional Information.”

1. What is the Option Exchange Program?

The Option Exchange Program (referred to herein as the “Offer”) is a voluntary program that offers eligible employees the opportunity to make a one-time election to cancel certain outstanding vested stock options (the “Current Options”) under the Kintera, Inc. 2000 Stock Option Plan (the “2000 Plan”), the Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”) and the Amended and Restated 2004 Equity Incentive Plan (Fundware) (the “2004 Plan”) and exchange them for an equal number of new unvested stock options (the “Replacement Options”) at a new exercise price. The Replacement Options will have a new vesting schedule, thus requiring employees to continue their employment with us (or one of our subsidiaries) to realize any benefit from the Replacement Options. The period during which you may determine whether to accept our offer to participate in the program (the “Offering Period”) will open on May 31, 2006, and will close at 5:00 p.m. Pacific Time on June 28, 2006 (the “Expiration Date”), unless the Offering Period is extended. If you decide to participate in the Offer and your tender is accepted by us, your Current Options tendered for exchange will be cancelled no later than the first business day following the Expiration Date (the “Cancellation Date”). The Replacement Options will be granted on a date after the Cancellation Date (the “Grant Date”). Assuming we do not extend the Expiration Date, we currently expect the Grant Date to be June 30, 2006.

2. Why are We Implementing the Program?

Our Board of Directors approved this program to increase the motivational and retention value of our stock option program and to decrease the potentially dilutive effect of the large number of options held by employees that have exercise prices substantially above the current market price of our common stock. (See Section 3 of Part II)

3. Do I Have to Participate in the Program?

No, the program is strictly voluntary. Eligible employees have a window of at least twenty (20) U.S. business days in which to decide whether to participate in the Offer. The Offering Period begins on May 31, 2006, and we currently anticipate that it will close at 5:00 p.m. Pacific Time on June 28, 2006.

4. Who is Eligible to Participate?

We are offering the Option Exchange Program to all of our existing employees who, as of the start of the Offering Period, hold eligible stock options, except for (1) the Company’s executive officers, (2) employees hired after June 27, 2005 and (3) employees located in Canada and other non-U.S. jurisdictions where the Company determines that the application of local rules and regulations make the grant of Replacement Options impractical (“Eligible Employees”). Members of our Board of Directors are not eligible to participate in the Offer. (See Section 1 of Part II)

Additionally, an employee who tenders his or her options for exchange will receive Replacement Options in exchange only if he or she is employed by us on the date that the Replacement Options are granted.

5. Are Employees Located Outside the United States Eligible to Participate?

No, employees located in Canada and other non-U.S. jurisdictions may not participate in the Offer.

6. What Securities are We Offering to Exchange?

We are offering to exchange any outstanding, unexercised options to purchase shares of our common stock granted under the 2000 Plan, the 2003 Plan and the 2004 Plan, held by Eligible Employees, that (a) have an exercise price equal to at least $7.00 per share and (b) are currently vested but were unvested as of December 27, 2005. (See Section 2 of Part II)

7. If I Elect to Participate, Must I Exchange All of My Eligible Outstanding Options?

No. Eligible Employees may elect to exchange as many, or as few, eligible options as they like. (See Section 2 of Part II)

8. May I Tender Options that I Have Already Exercised?

No. The Offer only pertains to unexercised, outstanding options and does not in any way apply to shares purchased, whether upon the exercise of options or otherwise. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised a Current Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. (See Section 2 of Part II)

9. How Can I Find Out the Details of My Options that are Eligible for the Offer?

If you haven’t already, you will soon receive a personal stock option statement from the Human Resources Department detailing your outstanding options that are eligible for the Option Exchange Program.

10. What if I Quit or am Terminated Prior to the End of the Offering Period?

If you are not employed by Kintera or a subsidiary of Kintera on the Expiration Date, you will not be an Eligible Employee and, as a result, you will not be eligible to participate in the Offer. If you tender your Current Options prior to the effective date of your termination (but prior to the end of the Offering Period), your tender will be automatically withdrawn. You may exercise your Current Options in accordance with their terms to the extent they are vested. Since your tendered Current Options will automatically be withdrawn, you will not receive any Replacement Options in exchange for your Current Options.

11. What if I Quit or am Terminated After the Expiration of the Offering Period but Prior to the Grant of the Replacement Options?

If, after the expiration of the Offering Period but prior to the grant of the Replacement Options, you cease to be an employee of Kintera or one of its subsidiaries, you will not receive any Replacement Options or any other payment or consideration in exchange for your tendered Current Options that have been accepted for exchange and cancelled. This rule applies regardless of the reason for your termination of employment—i.e., whether it is a result of voluntary resignation, involuntary termination, retirement, death or disability. (See Section 6 of Part II)

12. What if I am on a Leave of Absence During the Offering Period or Any Time Prior to the Time That the Replacement Options Are Granted?

Employees who are on authorized leaves of absence will have the same opportunity to participate in the Offer as other employees. (An authorized leave of absence is a leave of absence that has been approved in accordance with policy or practice by Kintera, at the end of which it is expected that you will return to active employment with Kintera. By way of example, authorized leaves include approved family leave, jury duty leave, and military leave.) However, if you are on a leave at any point in the process, you will need to keep the Human Resources Department informed as to how best to contact you (e.g., e-mail, U.S. mail, etc.) so that notices regarding the Offer will reach you in a timely fashion. Please note that if you elect to participate in the Offer and your employment terminates at any time after the end of the Offering Period, but prior to the period of regrant, you will forfeit any options that you sought to exchange and you will not receive Replacement Options. Generally speaking, you will have the standard three (3) months following termination to exercise any vested options that you did not elect to exchange.

13. What if I Change My Country of Residence During the Offering Period or Prior to the Time That the Replacement Options Are Granted?

If, during the Offering Period, you change your place of residence to a country other than the United States, your tender will automatically be withdrawn if the Company determines that the application of local rules would prohibit or make impractical the grant of Replacement Options. In the event your tendered Current Options are automatically withdrawn, you will not receive any Replacement Options in exchange for your Current Options. (See Section 3 of Part II)

If, after the expiration of the Offering Period but prior to the grant of the Replacement Options, you change your place of residence to a country other than the United States, you may not have a right to any Replacement Options that would have been granted to you on the Grant Date and you will not have a right to any stock options that were previously cancelled. In some countries other than the United States, the application of local rules may prohibit or make impractical the grant of Replacement Options. The Company will determine, in its sole discretion, whether or not you reside in a non-U.S. jurisdiction where the application of local rules prohibit or make impractical the grant of Replacement Options. (See Section 6 of Part II)

14. How Many Replacement Options Will I Receive in Exchange for My Current Options?

The number of shares subject to a Replacement Option will be the same number of shares of common stock that you tendered pursuant to a Current Option. For example, if you exchange a vested Current Option with respect to 1,000 shares of common stock, the Current Option will be replaced with an unvested Replacement Option to acquire 1,000 shares of common stock. (See Section 2 of Part II)

15. What Happens if I Choose Not to Participate in the Offer?

If you choose not to tender any of your Current Options for exchange, your Current Options will remain outstanding and retain their current exercise prices and other current terms.

16. When Will I Receive My Replacement Options?

We will grant the Replacement Options after the date we cancel the Current Options accepted for exchange. If we cancel the tendered Current Options on June 29, 2006, which is the date we currently anticipate, we expect the Replacement Options will be granted on June 30, 2006. You must continue to be an Eligible Employee of Kintera or one of its subsidiaries on the Grant Date to be eligible to receive the Replacement Options. (See Section 6 of Part II)

17. What Will the Exercise Price of the Replacement Options Be?

The Replacement Options will have an exercise price equal to 115% of the closing price of our common stock on the Grant Date. The Replacement Options may have a higher exercise price than some or all of your Current Options that are cancelled. (See Section 8 of Part II)

18. When Will the Replacement Options Vest?

Each Replacement Option will be entirely unvested on the Grant Date. Each Replacement Option will vest pro-rata on a daily basis over a two year period measured from the Grant Date. No vesting credit will be given for any special acceleration of vesting that occurred on December 28, 2005. (See Section 8 of Part II)

Example 1: Assume you tender a vested Current Option that, in accordance with the original vesting schedule of the option as in effect on December 27, 2005, would have become fully vested on January 1, 2009. The Replacement Option will be entirely unvested on the Grant Date and will vest in accordance with the following schedule: 1/730 of the total number of shares subject to the Replacement Option shall vest on each day following the Grant Date, subject to your continued service with the Company.

Example 2: Assume you tender a vested Current Option that, in accordance with the original vesting schedule of the option as in effect on December 27, 2005, would have become fully vested on October 15, 2007. The Replacement Option will be entirely unvested on the Grant Date and will vest in accordance with the following schedule: 1/730 of the total number of shares subject to the Replacement Option shall vest on each day following the Grant Date, subject to your continued service with the Company.

19. When Will the Replacement Options Expire?

The expiration date, or term, of an option is the length of time during which it may be exercised. Replacement Options will maintain their original term. For example, if you have a Current Option with a ten-year term that you elect to exchange and, at the time the Replacement Option is granted, one year has passed since you received the original grant, the Replacement Option will have a term of nine years. (See Section 8 of Part II)

20. Can I Change My Mind After I’ve Elected to Participate in the Offer and Keep My Current Options?

Although you may withdraw your election form prior to the close of the Offering Period (see Question 26), once the Offering Period closes (which we currently anticipate will occur on June 28, 2006) your election to participate is irrevocable. (See Section 5 of Part II)

21. Why Can’t Kintera Just Grant Me More Options Without My Current Options Being Cancelled?

We strive to balance the need for a competitive compensation package for our employees and the employees of our subsidiaries with the interests of our stockholders. Because of the number of options that we have currently outstanding, a large grant of Replacement Options would be dilutive to our stockholders and could have a dilutive effect.

22. Will I Have to Pay Taxes if I Exchange My Current Options?

If you exchange your Current Options for Replacement Options, you will not be required under current U.S. law to recognize income for U.S. Federal income tax purposes at the time of the tender or upon our acceptance and cancellation of the Current Options. We believe that the exchange will be treated as a non-taxable exchange in the U.S. Further, at the Grant Date of the Replacement Options, we believe that you will not be required under current U.S. law to recognize income for U.S. Federal income tax purposes. (See Section 13 of Part II)

All Eligible Employees should consult with their own personal tax advisor regarding their personal situation before deciding whether to participate in the Option Exchange Program.

23. What Happens if Kintera Merges Into or Is Acquired By Another Company?

If we merge into or are acquired by another company prior to the end of the Offering Period, you may withdraw your tendered Current Options and retain all the rights afforded you to acquire our common stock under the existing option agreements evidencing those options.

If a merger or similar agreement is effective after the grant of the Replacement Options, the Replacement Options will be subject to the change of control provisions under the 2003 Plan. The 2003 Plan provides that, in the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, all of the shares subject to each outstanding option shall become vested and exercisable, unless the acquiring company assumes the outstanding option.

24. When Does the Offer Expire? Can the Offer Be Extended and, If So, How Will I Be Notified if It Is Extended?

We currently expect the Offering Period to expire on June 28, 2006, at 5:00 p.m., Pacific Time, unless we extend the Offering Period. Although we do not currently intend to do so, we may, in our sole discretion, extend the Offering Period at any time. If the Offering Period is extended, we will make an announcement of the extension no later than 9:00 a.m., Pacific Time, on the first business day immediately following the previously scheduled Expiration Date. If the Offering Period is extended, then the Cancellation Date for tendered Current Options accepted for exchange and the Grant Date of the Replacement Options will be delayed. (See Section 2 of Part II)

25. What Do I Need to Do If I Want to Participate In the Offer?

To participate in the Offer, you must properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at Kintera, Inc., 9605 Scranton Road, Suite 200 San Diego, California 92121, U.S.A., Attn: Human Resources Department by 5:00 p.m. Pacific Time on June 28, 2006. Absolutely no late forms will be accepted—no exceptions. (See Section 4 of Part II)

THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. SINCE THE LETTER OF TRANSMITTAL NEEDS TO BE DULY EXECUTED, ONLY FACSIMILE, MAIL OR HAND DELIVERY, BUT NOT ELECTRONIC MAIL, WILL BE CONSIDERED PROPER DELIVERY. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. THE REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXPIRATION DATE. A POSTMARK PRIOR TO THE EXPIRATION DATE WILL NOT ENSURE TIMELY DELIVERY.

We will strictly enforce the Offer Period. We reserve the right to reject any or all options tendered for exchange that we determine are not in appropriate form or that we determine, in our sole discretion, are unlawful to accept. Subject to our rights to extend, terminate, or amend the Offer, we currently expect that we will accept and subsequently cancel all options properly tendered for exchange.

26. Can I Change My Election (i.e., Withdraw Options That I’ve Previously Elected to Exchange)?

You can withdraw any options that you previously tendered for exchange at any time before 5:00 p.m. Pacific Time on June 28, 2006. If we extend the Offering Period beyond that time, you can withdraw your options elected for exchange at any time until the extended Expiration Date. (See Section 5 of Part II)

To withdraw options elected for exchange, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn. We must receive the notice of withdrawal at Kintera, Inc., 9605 Scranton Road, Suite 200 San Diego, California 92121, U.S.A., Attn: Human Resources Department before the Expiration Date.

Once you have withdrawn options, you can re-elect to exchange eligible Current Options only by again following the delivery procedure described in Question 25.

27. Who Should I Contact if I Have Additional Questions?

We will be conducting meetings with Eligible Employees to answer your questions about the Option Exchange Program and address your concerns. We will hold a meeting on June 6, 2006 at 1:00 p.m. Pacific time (location to be announced) to explain the program in detail and to answer any questions. Additional meetings will be scheduled if needed.

Otherwise, please direct any questions or requests for additional copies of documents referred to in these materials to Human Resources Department at HumanResources@kintera.com or (858) 795-3000. Please note, however, that nobody at Kintera, including the Human Resources Department, can provide you with any advice regarding whether you should participate in the Option Exchange Program.

II.	THE OFFER

1.	Eligible Employees.

Employees are “Eligible Employees” only if they: (i) are continuously employed by Kintera or one of its subsidiaries on the date the Offering Period begins and ends; (ii) hold at least one eligible option on the date the Offering Period begins; and (iii) remain an employee of Kintera or one of its subsidiaries through the Grant Date of the Replacement Options. Even if the preceding criteria are met, the following people are not “Eligible Employees”: (1) the Company’s executive officers; (2) employees hired after June 27, 2005 and (3) employees located in Canada and other non-U.S. jurisdictions where the Company determines that the application of local rules and regulations make the grant of Replacement Options impractical. In addition, members of the Company’s Board of Directors are not eligible to participate in the program.

2.	Number of Options; Expiration Date.

Only options granted under the 2000 Plan, the 2003 Plan and the 2004 Plan are eligible to be exchanged in the Option Exchange Program. Subject to the terms and conditions of this Offer to Exchange, we will exchange certain vested Current Options held by Eligible Employees under the 2000 Plan, the 2003 Plan and the 2004 Plan for unvested Replacement Options to purchase common stock under the 2003 Plan.

If you are eligible and choose to participate, you may only elect to exchange the vested portion of an option that was unvested on December 27, 2005 and has an exercise price at least equal to $7.00 per share.

The Replacement Options will be granted on a date after the Cancellation Date. Assuming we do not extend the Expiration Date, we presently expect the Grant Date of the Replacement Options to be no earlier than June 30, 2006.

The Offer is subject to the terms and conditions described in this Offer to Exchange. We will only accept tendered options that are properly exchanged and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the Offering Period expires on the Expiration Date.

Your participation in the Option Exchange Program is voluntary. If you properly tender your eligible vested Current Options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer and your continued employment with the Company or a subsidiary of the Company, you will be entitled to receive unvested Replacement Options with respect to the same number of shares of common stock that you tendered pursuant to Current Options, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the 2003 Plan. For example, if an Eligible Employee exchanges a vested Current Option with respect to 1,000 shares of common stock, the Current Option will be replaced with an unvested Replacement Option to acquire 1,000 shares of common stock.

The Replacement Options will be issued under the 2003 Plan. The terms and conditions of a Replacement Option will be similar to the tendered option it replaces, except that the Replacement Option will have a new exercise price and vesting schedule (as described below).

The term “Expiration Date” means 5:00 p.m. Pacific Time on June 28, 2006, unless and until we, in our discretion, extend the Offering Period, in which event the term “Expiration Date” refers to the latest time and date at which this Offer, as so extended, expires. See Section 14 of “The Offer” for a description of our rights to extend, delay, terminate and amend this Offer.

If we decide to take any of the following actions, we will notify you of such action in writing after the date of such action:

(a) we increase or decrease the amount of consideration offered for the options;

(b) we decrease the number of options eligible to be tendered for exchange in this Offer; or

(c) we increase the number of options eligible to be tendered for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase.

For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

As of May 31, 2006, options to purchase an aggregate of 958,180 shares of our common stock were eligible for exchange under this Offer.

3.	Purpose of this Offer.

We granted the options outstanding under the 2000 Plan, the 2003 Plan and the 2004 Plan to motivate and reward our employees and the employees of our subsidiaries and to encourage their continued employment. As a result of the extreme volatility in our industry and a steep decline in our stock price in 2004 and 2005, we have many stock options outstanding with exercise prices significantly higher than the current stock price. We believe these options are unlikely to be exercised in the foreseeable future and therefore are no longer effectively providing the employee motivation and retention that they were intended to provide. By making this Offer to exchange vested Current Options for unvested Replacement Options that will have an exercise price equal to 115% of the market value of our common stock on the Grant Date, we intend to provide Eligible Employees with the benefit of owning options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for Eligible Employees and thereby maximize stockholder value.

Although we anticipate that the Replacement Options will have a lower exercise price than the Current Options, we cannot guarantee that this will be the case.

If, after the expiration of the Offering Period but prior to the grant of the Replacement Options, you change your place of residence to a country other than the United States, you may not have a right to any Replacement Options that would have been granted to you on the Grant Date and you will not have a right to any stock options that were previously cancelled. In some countries other than the United States, the application of local rules may prohibit or make impractical the grant of Replacement Options. The Company will determine, in its sole discretion, whether or not you reside in a non-U.S. jurisdiction where the application of local rules prohibit or make impractical the grant of Replacement Options.

We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors and that could significantly affect the price of our stock. If we engage in such a transaction or transactions prior to the date we grant the Replacement Options, our stock price could increase (or decrease) and the exercise price of the Replacement Options could be higher (or lower) than the exercise price of the Current Options you elect to have cancelled as part of this Offer. The exercise price of any Replacement Options granted to you in return for options you elect to exchange will be 115% of the fair market value of our common stock on the Grant Date, as determined under the 2003 Plan. You will be at risk of any increase in our stock price during the period prior to the Grant Date for these and other reasons.

If we merge into or are acquired by another company prior to the Expiration Date, you may withdraw your tendered Current Options and retain all the rights afforded you to acquire our common stock under the existing option agreements evidencing those options.

Neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. We recommend that you evaluate carefully all of the information in this Offer to Exchange and consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

4.	Procedures for Participating in the Offer.

Proper Tender of Options. To validly tender your options pursuant to this Offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at Kintera, Inc., 9605 Scranton Road, Suite 200 San Diego, California 92121, U.S.A. Attention: Human Resources Department by 5:00 p.m. Pacific Time on June 28, 2006. Absolutely no late forms will be accepted—no exceptions.

If you do not submit your election form to us by 5:00 p.m. Pacific Time on June 28, 2006, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original exercise price and with their terms and conditions as in effect on the first date of the Offering Period.

THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. SINCE THE LETTER OF TRANSMITTAL NEEDS TO BE DULY EXECUTED, ONLY FACSIMILE, MAIL OR HAND DELIVERY, BUT NOT ELECTRONIC MAIL, WILL BE CONSIDERED PROPER DELIVERY. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. THE REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXPIRATION DATE. A POSTMARK PRIOR TO THE EXPIRATION DATE WILL NOT ENSURE TIMELY DELIVERY.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), and acceptance of any documentation relating to the tender of options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. We also reserve the right to waive any of the conditions of this Offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to tender options for exchange pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 5 below and our acceptance of your tendered options in accordance with Section 6 below. Our acceptance of the options that you elect to tender for exchange pursuant to this Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this Offer to Exchange.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the Expiration Date all properly elected options that have not been validly withdrawn.

5.	Withdrawal Rights.

Once you have elected to exchange any or all of your eligible Current Options, you can only withdraw your tendered options in accordance with the provisions of this Section 5.

You can withdraw your tendered options at any time before 5:00 p.m. Pacific Time on June 28, 2006 (the “Expiration Date”). If the Expiration Date is extended by us beyond that time, you can withdraw your elected options at any time until the extended expiration of this Offer. Should we fail for any reason to accept your tendered options after the expiration of forty (40) Business Days from the May 31, 2006 commencement date of the Offer, you will have the right to withdraw all of your tendered options.

If your employment with us or our subsidiaries terminates prior to the Expiration Date, your tender will automatically be withdrawn. Since your tendered Current Options will automatically be withdrawn, you will not receive any Replacement Options in exchange for your Current Options. You may exercise the vested portion of any Current Options that you had tendered for exchange in accordance with their terms. The vested portion of your Current Options will generally be exercisable for three (3) months following your last day of employment.

To validly withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered options. The notice of withdrawal must be submitted to us at Kintera, Inc., 9605 Scranton Road, Suite 200 San Diego, California 92121, U.S.A. Attention: Human Resources Department. Note that delivery by electronic mail will not be accepted. The notice of withdrawal (as attached to this Offer to Exchange) must specify your name, the grant date, exercise price and total number of option shares subject to each option to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder’s name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

You may not rescind any withdrawal (although you may re-elect to tender options previously withdrawn), and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 4.

Neither Kintera nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. SINCE THE NOTICE OF WITHDRAWAL NEEDS TO BE DULY EXECUTED, ONLY FACSIMILE, MAIL OR HAND DELIVERY, BUT NOT ELECTRONIC MAIL, WILL BE CONSIDERED PROPER DELIVERY. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. THE REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXPIRATION DATE. A POSTMARK PRIOR TO THE EXPIRATION DATE WILL NOT ENSURE TIMELY DELIVERY.

6.	Acceptance of Options for Exchange and Issuance of Replacement Options.

Upon the terms and subject to the conditions of this Offer, and as promptly as practicable following the expiration of the Offering Period, we will accept for exchange and cancel options properly tendered for exchange and not validly withdrawn before the Expiration Date. Promptly after the expiration of the Offering Period, you will receive a letter confirming that your options have been accepted for exchange and cancelled and summarizing your rights as a participant in the exchange program, including the number of shares of our common stock your Replacement Options will entitle you to purchase.

Replacement Options will be granted after the date we cancel the options accepted for exchange. We currently expect the Grant Date to be no earlier than June 30, 2006.

If you do not remain an employee of Kintera or one of its subsidiaries from the date we cancel the options you surrendered for exchange through the date we grant the Replacement Options, you will not receive any Replacement Options and you will not receive any other consideration for your surrendered options, even though your surrendered options were fully vested.

Therefore, if you leave the employ of Kintera or one of its subsidiaries voluntarily, involuntarily, or for any other reason after the cancellation of the options you tendered for exchange and before your Replacement Options are granted, you will not have a right to any stock options that were previously cancelled and you will not have a right to the options that would have been granted on the replacement Grant Date. Also, if you change your place of residence to a country other than the United States after the cancellation of the options you tendered for exchange and before your Replacement Options are granted, you will not have a right to any stock options that were previously cancelled and you may not have a right to any Replacement Options that would have been granted on the Grant Date, depending on whether the application of local rules and regulations make the grant of Replacement Options impractical.

For purposes of this Offer, we will be deemed to have accepted for exchange options that are validly tendered for exchange and not properly withdrawn, when we cancel such options. We will provide a notice to you following the cancellation of your validly tendered options. After the Grant Date of the Replacement Options, you will receive new option agreements for your Replacement Options.

7.	Price Range of Common Stock Underlying the Options.

Our common stock is quoted on the NASDAQ Global Market (formerly, the “NASDAQ National Market”) under the symbol “KNTA”. The following table sets forth, for the periods indicated, the high and low sales prices for Kintera’s common stock as reported by the NASDAQ Global Market:

	High	Low
2006 Fiscal Year
Quarter Ended March 31, 2006	$1.48	$1.39

2005 Fiscal Year
Quarter Ended December 31, 2005	$3.58	$2.48
Quarter Ended September 30, 2005	$4.64	$2.60
Quarter Ended June 30, 2005	$5.84	$3.00
Quarter Ended March 31, 2005	$9.90	$5.10

2004 Fiscal Year
Quarter Ended December 31, 2004	$10.67	$6.18
Quarter Ended September 30, 2004	$10.85	$5.25
Quarter Ended June 30, 2004	$17.73	$7.00
Quarter Ended March 31, 2004	$18.00	$9.70

2003 Fiscal Year
Quarter Ended December 31, 2003	$12.90	$7.91

As of May 26, 2006, the closing price of our common stock, as reported by the NASDAQ Global Market, was $1.45 per share.

We recommend that you obtain current market quotations for our common stock before deciding whether to elect to tender your options for exchange.

8.	Source and Amount of Consideration; Terms of Replacement Options.

Consideration. We will issue Replacement Options, subject to applicable laws and regulations, to purchase common stock under the 2003 Plan in exchange for the eligible Current Options properly tendered and cancelled in the Offer by us, subject to the terms set forth in this Offer to Exchange.

If an Eligible Employee exchanges vested Current Options, the Current Options will be replaced with unvested Replacement Options to acquire the same number of shares of common stock tendered pursuant to such Current Options, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the 2003 Plan.

The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits instead of stock options or any right of continued employment.

Terms of Replacement Options. As a condition to the issuance of the Replacement Options we will enter into new option agreements with each option holder who has elected to exchange options in this Offer. The Replacement Options will be subject to the terms of the 2003 Plan and the option agreement. The terms of the Replacement Options are expected to be similar to the related Current Options cancelled in the exchange, except that (i) the Replacement Options will be granted on a date after the date the tendered options are cancelled, (ii) the exercise price of the Replacement Options will be 115% of the closing price of our common stock on the Grant Date and (iii) the Replacement Options will be entirely unvested on the Grant Date and subject to the vesting schedule described below. Kintera expects that an exercise price equal to 115% the closing price of our common stock on the Grant Date will be less than the existing exercise price of the Current Options. However, there is no guarantee that the exercise price of the Replacement Options will be less than the exercise price of the Current Options.

Each Replacement Option will be entirely unvested on the Grant Date. Each Replacement Option will vest pro-rata on a daily basis over the two-year period measured from the Grant Date. No vesting credit will be given for any special acceleration of vesting that occurred on December 28, 2005. For example, assume an Eligible Employee tenders a vested Current Option that, in accordance with the original vesting schedule of the option as in effect on December 27, 2005, would have become fully vested on January 1, 2009. The Replacement Option will be entirely unvested on the Grant Date and will vest in accordance with the following schedule: 1/730 of the total number of shares subject to the Replacement Option shall vest on each day following the Grant Date, subject to the Eligible Employee’s continued service with the Company.

Each Replacement Option will maintain the original term and expiration date of the Current Option which was cancelled in exchange for the Replacement Option. For example, if the Current Option had a ten year term and would have terminated on July 15, 2014, then the Replacement Option will terminate on July 15, 2014.

The terms and conditions of your Current Options are set forth in the applicable stock option plan and the stock option agreement you entered into in connection with each grant. The description of the Replacement Options set forth herein is only a summary of some of the material provisions but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2003 Plan. Information regarding the 2003 Plan may be found in the S-8 Registration Statement and related prospectus prepared by us in connection with the 2003 Plan. You can obtain a copy of the 2003 Plan and the related prospectus by request to the Human Resources Department, 9605 Scranton Road, Suite 200 San Diego, California 92121, telephone (858) 795-3000, e-mail HumanResources@kintera.com.

Exercise. You may exercise the vested portion of your Replacement Options at any time after the Grant Date but prior to the date the Replacement Option expires. Generally speaking, you will have three (3) months from the effective date of your termination of employment to exercise any vested portion of your Replacement

Options, as set forth in the 2003 Plan and the stock option agreement related thereto. If your employment with Kintera or its subsidiaries terminates due to death or disability, generally speaking you (or your estate in the event of your death) will have at least twelve (12) months from the effective date of your termination to exercise any vested portion of your Replacement Options, as set forth in the 2003 Plan and the stock option agreement related thereto.

Payment of Exercise Price. You may exercise your options, in whole or in part, by following the procedures established by the Company’s designated broker with respect to the payment of the exercise price. The permissible methods of payment of the option exercise price generally are the following:

•	cashiers check;

•	delivery of an exercise notice together with irrevocable instructions to the broker to deliver promptly to the Company the amount of sale proceeds required to pay the exercise price;

•	tender of shares of Company common stock, which, if acquired from the Company, have been owned by the option holder for no less than six months, having a fair market value on the date of exercise equal to the aggregate exercise price; or

•	a combination of the foregoing methods.

Change of Control. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of our Company, all of shares subject to each outstanding option under the 2003 Plan shall become vested and exercisable, unless the acquiring company assumes the outstanding option.

Tax Consequences of Options. You should refer to Section 13 for a discussion of U.S. federal tax consequences of accepting this Offer to tender certain Current Options in exchange for Replacement Options.

Registration of Option Shares. All shares of common stock issuable upon exercise of options under the 2003 Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the U.S. Securities Act of 1933 on one or more registration statements on Form S-8 filed with the SEC. Subject to the Company’s Securities Trading Policy and unless you are considered an “affiliate” of Kintera, Inc., you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

Important note: the statements in this Offer to Exchange concerning the 2003 Plan and the Replacement Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2003 Plan and form of stock option agreement under the 2003 Plan. Please contact Investor Relations to receive a copy of the 2003 Plan, prospectus or form of stock option agreement.

9.	Information About Kintera, Inc.

Business Overview

We are an innovative provider of software and services that enable nonprofit organizations to use the Internet to increase donations, reduce fundraising costs, improve operations and build awareness and affinity for their causes by bringing employees, volunteers and donors together in online, interactive communities. Many of the more than 2 million nonprofit organizations registered with the Internal Revenue Service in the United States use Internet software tools to enhance their fundraising and communication efforts. Based on information published by the Nonprofit Times, a publication for nonprofit managers, we estimate online giving to have been approximately $3 billion in 2005, and we believe this amount will continue to grow.

Our flagship product, Kintera Sphere™, is managed as a single system and offered to nonprofit organizations as a service accessed with a web browser. Nonprofit organizations use Kintera Sphere to manage their websites, special events and membership, organize individuals, advocate causes, perform wealth screening, raise major gifts, deliver services and programs and execute personalized marketing campaigns. We also offer services, software and data to nonprofit organizations to assist them with their fundraising efforts and awareness campaigns as well as directed giving program tools and services, accounting software and consulting and advocacy services.

We typically enter into customer contracts for Kintera Sphere that are one year or more in duration. Our customers pay us upfront fees and monthly service fees for access to Kintera Sphere and transaction-based fees tied to the donations and purchases we process. We also enter into service contracts that are typically 12 months or longer in duration.

Since launching our service in the first quarter of 2001, we have experienced significant growth with our total online donations processed increasing from $9.0 million in 2002 to $53.0 million in 2003 to $149.2 million in 2004 and $302.0 million in 2005. Acquisitions have also been an important part of our development to date. These acquisitions have enabled us to expand our service offerings to include wealth profiling and screening services, directed giving programs, accounting software, consulting and advocacy services. We may continue to acquire companies that provide us with proprietary technology, access to key accounts, or personnel with significant experience in the nonprofit industry.

Our Products and Services

Kintera Sphere

Kintera Sphere automates the workflow of a nonprofit organization’s employees, volunteers and donors, thereby facilitating better communication and more effective fundraising. Using our system, nonprofit organizations motivate and reward community members with timely feedback, personalized communications and targeted content. By building a stronger sense of community, nonprofit organizations can increase the commitment of employees, volunteers and donors to a cause and improve the success of their fundraising efforts. Key elements of Kintera Sphere include:

Content Management. Our content management tools enable nonprofit organizations to build and manage websites optimized for community-building and fundraising.

Contact Management. We provide a comprehensive set of customer relationship management tools that build user profiles by tracking content viewing and preferences, website usage patterns, event attendance and transactional activities.

Communication. We automate and simplify many of the tasks required to manage enterprise-wide or individual email campaigns. Our tools manage the preparation, targeting and distribution of emails and electronic newsletters.

Reporting. Our online reporting system delivers extensive, real-time information such as account status, website visitation metrics, member profiles and donation data. Nonprofit organizations can generate a variety of standard and customized reports on individual donors and campaigns.

Commerce. Our software can be used to collect donations, sell products and services, run online stores, provide membership and benefit centers, manage event registration and offer tribute cards.

Community. Our community tools coordinate users’ interaction with our content, communication, database and other tools. A user’s role or status in the organization determines which data, tools, features and content they are able to access. Community tools also track the activities of employees, volunteers and donors.

Wealth Profiling and Screening Services

Kintera PIN service, is a wealth profiling and screening service that enables nonprofits to more efficiently identify, profile, monitor and rank the wealth of prospects in their databases. Additionally, this service enables nonprofits to edit, analyze, prioritize and combine external data collected from a wide range of sources with its internal donor database. Kintera PIN Electronic Screening is part of the Kintera Prospect Relationship Management (“PRM”) suite of applications featuring:

•	Capacity assessment. Prospects can be matched to more than 18 databases to identify wealth and capacity indicators to help target prospects.

•	Affinity rating. One of the strongest predictors of future involvement coupled with capacity data so that the best prospects for the future giving may be targeted.

•	Propensity rating. Compares likely prospects to an industry model of likely donors to different types of organizations.

•	Complete sources of data. Quality data and sophisticated matching logic bring in-depth information about prospects with the greatest capacity to give.

Directed Giving Programs

Workplace Giving Program. Kintera’s Workplace Giving offers an enhanced workplace giving tool that helps corporations and nonprofits automate and support their workplace giving programs. These tools include employee gift matching, volunteer tracking and management, political action committee membership and fundraising drives. Key elements of Workplace philanthropy program products include:

•	Workplace Campaigns.

•	Matching Gifts.

•	Volunteer Management.

•	Dollars for Doers.

•	PAC Management.

•	Grants Management.

For corporations that have established collection campaigns for multiple nonprofits, we offer payment processing services for payroll deductions as well as standard checks, cash and credit cards. In addition, we also have the ability to disburse funds to the appropriate organizations/chapters.

Donor Advised Funds Programs. Kintera’s Donor Advised Funds program (“DAF”), is an on-demand solution for donor-advised funds and wealth management products to major financial institutions and money center banks. Our web-based DAF administration service provides our clients with a turnkey solution for quick-to-market, cost effective, private-labeled DAF capability for investment firms, community foundations and corporations offering workplace giving solutions.

Online Grants

Kintera Online Grants is a product within the Kintera Sphere suite of solutions for nonprofit organizations. Kintera Online Grants enables foundations to capture grant applications more flexibly and efficiently. This online grant application software provides a simple grant application process, with functionality to create custom grant applications and to create and manage applications online. We help connect grantee information and processes more effectively. It also improves collaborative decision-making and can be used with a broad range of grant-making systems.

Accounting Software

Kintera FundWare accounting software unites accounting, budgeting and reporting tools with an audit trail to create an award-winning product suite with a singular goal: eliminating your organization’s financial management pressures. Our accounting software is marketed to nonprofit organizations and government entities, including cities, towns, governmental agencies and schools.

Our accounting software to help relieve the complexities of nonprofit and government financial management with:

•	Tools to help comply with Financial Accounting Standards Board, (“FASB”) and Governmental Accounting Standards Board, (“GASB”) 34 reporting requirements.

•	Easy tracking of commitments and encumbrances.

•	Real-time budget monitoring to help prevent overspending.

•	Budget modification histories, including comparisons between actual and revised budgets.

•	Cross-fiscal year budget preparation.

•	Built-in audit trails and easy-to-prepare audit schedules.

For support of our accounting software, we offer a professional service group that will install and customize the software to a client’s specification. We offer webcast seminars and product training through regional training classes, Web-based eClasses, on-site classes, participation in local and regional user conferences, and Connections our annual user conference.

Additional programs offered:

Directconnect: Maintenance and support service programs designed with several options to specifically fit our clients support needs. Directconnect gives the client the opportunity to receive support tailored to its organization’s needs.

Consulting: We provide a range of professional services to meet the specialized needs of our customers:

•	Enterprise Services—Project based services including implementation and integration of the accounting software.

•	Consulting Services—Experienced consultants are available on an hourly basis for specific tasks that can be crucial in configuring a solution to meet specific needs.

•	Educational Services—Training classes available at a regional location or on-site.

Training: We offer on-site training, classroom training, eClasses and payroll boot camp.

Advocacy Services

The advocacy module offers full support for managing email campaigns, advocacy campaign websites, and customized action centers—all the tools needed to advocate a cause. Along with the advocacy module, organizers use our integrated email module and Contact Relationship Management (“CRM”) database to educate supporters about issues related to their cause, while building rich profiles of their interests and activities, including political district, issue preference, action alert responsiveness, giving histories, purchases, event participation, and website activity with our Contract Management System (“CMS”).

Kintera common stock is traded on The NASDAQ Global Market under the symbol KNTA. Kintera’s website is located at www.kintera.com.

The financial information included in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the Securities and Exchange Commission on May 15, 2006 is incorporated herein by reference. See “Additional Information” under Section 16 for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

Set forth below is selected summary financial information relating to us for the periods indicated. The consolidated statements of operations for our fiscal years ended December 31, 2005 and 2004 and consolidated balance sheet data as of December 31, 2005 and 2004 have been derived from our audited consolidated financial statements incorporated herein by reference.

	Years Ended December 31,
	2005	2004
	(In thousands, except for per share data)
Consolidated Statements of Operations Data:
Net Sales	$40,924	$23,717
Net loss	$41,904	$(19,237)
Diluted net loss per share	($1.36)	$(0.77)
Shares used in basic calculations	30,781	25,122

	Years Ended December 31,
	2005	2004
	(In thousands, except for Employees)
Balance Sheet and Other Data:
Total assets	$77,672	$86,938
Total liabilities	$28,732	$18,351
Stockholders’ equity	$48,940	$68,587
Total employees	487	440

10.	Interests of Directors and Executive Officers: Transactions and Arrangements Concerning the Current Options and Our Common Stock.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule B.

As of May 26, 2006, our executive officers and directors as a group (ten (10) persons) beneficially owned options outstanding under the 2000 Plan, the 2003 Plan and the 2004 Plan to purchase a total of 1,885,000 shares of our common stock, which represented approximately 27% of the shares subject to all options outstanding as of that date. The options held by our executive officers and directors are NOT ELIGIBLE to be tendered in the Offer; as a result, none of the options held by our executive officers and directors are subject to the Offer.

The following is a list of the stock and stock option transactions involving our executive officers and directors during the sixty (60) days prior to and including May 26, 2006:

Name	Option Exercised	Stock Purchases
Alfred Berkeley	0	100,000
Deborah Rieman	0	0
Hector Garcia-Molina	0	0
Philip Heasley	0	0
Robert Korzeniewski	0	0
Allen Gruber	0	3,500
Dennis Berman	0	10,000
Harry Gruber	0	20,000
Richard Davidson	0	0
Richard LaBarbera	0	0

11.	Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Options we acquire pursuant to this Offer will be cancelled no later than the first business day following the Expiration Date, and the shares of common stock subject to those options will be returned to the pool of shares available for the grant of new awards and for issuance of shares upon the exercise of new awards under their respective equity incentive plan (excepting common stock subject to options under the 2004 Plan are not again available for grants as new awards). To the extent such shares are not fully reserved for issuance upon exercise of the Replacement Options to be granted in connection with this Offer, the shares will be available for future awards to directors, employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the NASDAQ Stock Market or any other securities quotation system or stock exchange on which our common stock is then quoted or listed.

The Replacement Options will be subject to the accounting standards under FAS 123(R). The measurement date for the compensation expense associated with the Replacement Options will be the Grant Date. The compensation expense will be measured based on Kintera’s selected pricing model. The compensation expense will be recognized ratably over the vesting life of the Replacement Option.

Under the provisions of FAS 123(R), the Offer may be treated as a modification of the Current Options. If a modification results in incremental value being transferred from Kintera to the recipient of a Replacement Option, that incremental value represents additional compensation expense. Any additional compensation expense to be recognized would be calculated as: fair value of the modified award less the fair value of the original award at the modification date.

12.	Legal Matters; Regulatory Approvals.

We are not a party to any material legal proceedings relating to or affecting this Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our cancellation of Current Options and issuance of Replacement Options as contemplated by this Offer to Exchange. If any approval or other action by any government, or governmental, administrative or regulatory authority or agency, domestic or foreign, is required for the issuance of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept options tendered for exchange and to issue new options for options tendered for exchange is subject to conditions, including the conditions described in Schedule A.

If we are prohibited by federal or state securities laws or regulations from granting Replacement Options after the date that we cancel the eligible Current Options accepted for exchange, we will either not grant any Replacement Options or delay the grant of Replacement Options, in our sole discretion. If any such prohibition arises, we will use reasonable efforts to effect the grant, but if the grant is prohibited we will not grant any Replacement Options or we will delay the grant. If the grant of Replacement Options is prohibited you will not receive any other consideration for the options that you tendered for exchange.

13.	Material U.S. Federal Income Tax Consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

If you exchange Current Options for Replacement Options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

At the Grant Date of the Replacement Options, you will not be required to recognize additional income for federal income tax purposes. The Replacement Options will be non-qualified stock options.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in this Offer.

U.S. Federal Income Tax Consequences of Non-qualified Stock Options. Under current law, you will not realize taxable income upon the grant of a non-incentive or non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you.

The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

14.	Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether any event set forth in the attached Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension, no later than 9:00 a.m. Eastern Time on the next business day after the expiration of the Offering Period, to the option holders eligible to participate in the exchange.

We also expressly reserve the right, in our judgment, prior to the Expiration Date, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange. In the event such termination or withdrawal of the Offer occurs prior to the Expiration Date, we will release the options tendered for exchange promptly after termination or withdrawal of the Offer and the options you previously tendered for exchange will continue to be subject to their terms as in effect on the first date of the Offering Period.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced Expiration Date. Notice of any amendment to this Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer. Except for a change in the consideration offered for the options or a change in the number of options eligible for exchange in this Offer, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action in writing after the date of such notice:

(a) we increase or decrease the amount of consideration offered for the options;

(b) we decrease the number of options eligible to be elected for exchange in this Offer; or

(c) we increase the number of options eligible to be elected for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase.

If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first sent or given in the manner specified in Section 14 of this Offer to Exchange, we will extend the Offer so that the Offer is open at least 10 business days following the sending or giving of notice.

15.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer to Exchange.

16.	Additional Information.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this Offer to Exchange and the election form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

(a) Kintera, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006 (Commission File No. 000-50507).

(b) Kintera, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 15, 2006 (Commission File No. 000-50507).

(c) Kintera, Inc.’s Registration Statements on Form S-8 (File No. 333-128927) (registering shares to be issued under the Amended and Restated 2003 Equity Incentive Plan and the Amended and Restated 2004 Equity Incentive Plan (Fundware)), filed with the SEC on October 11, 2005.

(d) The description of Kintera, Inc.’s common stock, par value $.001 per share, set forth in Kintera, Inc.’s registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such descriptions.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference rooms at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330.

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

Our common stock is quoted on the NASDAQ Global Market under the symbol “KNTA” and our SEC filings can be read at the following NASDAQ address:

NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006

We will also provide, without charge, to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: Kintera, Inc., Attention: Investor Relations, 9605 Scranton Road, Suite 200 San Diego, California 92121, U.S.A or by calling us at (858) 795-3000 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Time. The materials are also available on our website at www.kintera.com.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Kintera, Inc. should be read together with the information contained in the documents to which we have referred you.

17.	Certain Risks of Participating in the Offer.

Participation in the Offer involves a number of potential risks, including those described below. This section briefly highlights some of the risks and is necessarily incomplete. Eligible Employees should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read this Offer to Exchange carefully before deciding to participate in the Offer.

If our stock price increases after the commencement of the Offer to Exchange, your cancelled Current Options might have been worth more than the Replacement Options that you will receive in exchange for them.

For example, if you tender a vested Current Option with a $7.00 exercise price, and Kintera’s common stock appreciates to $10.00 per share when the unvested Replacement Options are granted, your unvested Replacement Option will have a higher exercise price than your vested Current Option.

If your employment terminates after we cancel options tendered for exchange but prior to the grant of the Replacement Options, you will receive neither the Replacement Options nor the return of your cancelled Current Options.

Once your Current Options are cancelled, you will no longer have any rights with respect to these options. Accordingly, if your employment terminates for any reason prior to the grant of the Replacement Options, you will not have the benefit of either the cancelled Current Options or the Replacement Options.

If your employment terminates after we grant Replacement Options, you will forfeit your Replacement Options that are unvested at the time of your termination.

Business-Related Risks. The risk factors relating to Kintera’s business and prospects included on pages 10 to 19 of our Annual Report on Form 10-K for the year ended December 31, 2005 are incorporated herein by reference. See “Additional Information” under Section 16 for instructions on how you can obtain copies of our SEC reports.

18.	Miscellaneous.

This Offer to Exchange and our SEC reports referred to above contain forward-looking statements, which are generally written in the future tense and/or are preceded by words such as “will,” “may,” “should,” “could,” “expect,” “suggest,” “believe,” “anticipate,” “intend,” “plan,” or other similar words. Forward-looking statements include statements regarding (1) our research and development efforts; (2) the commercial success of our new products; (3) trends in future sales; (4) the availability of cash to finance operations; (5) our ability to hold our fixed income investments until maturity; and (6) future economic conditions.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The forward-looking statements contained in this Offer to Exchange and our SEC reports referred to above are based on information available to us as of the date of such documents and expectations and assumptions that we deem reasonable at the time the statements were made. We do not undertake any obligation to update any forward-looking statements in this Offer to Exchange or in any of our other communications, except as required by law. All such forward-looking statements should be read as of the time the statements were made and with the recognition that these forward-looking statements may not be complete or accurate at a later date.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

Many factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements contained in this Offer to Exchange.

We have not authorize any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to this Offer. You should rely only on the information contained in this document, in the related election form or other information to which we have referred you and the information provided by representatives of the Human Resources Department. We have not authorized anyone to give you any information or to make any representations in connection with this Offer other than the information and representations contained in this document, in the related election form or other information to which we have referred you and the information provided by representatives of the Human Resources Department. If any other person makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Kintera, Inc.

May 31, 2006

SCHEDULE A

CONDITIONS OF THIS OFFER

Notwithstanding any other provision of this Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case subject to certain limitations and our reasonable discretion, if at any time on or after May 31, 2006 and prior to the Expiration Date, any of the following events has occurred or has been determined by us to have occurred, regardless of the circumstances giving rise thereto:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer or the issuance of Replacement Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Kintera or our subsidiaries or affiliates, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or affiliates or materially impair the contemplated benefits of the Offer to us;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i) make the acceptance for exchange of, or issuance of Replacement Options for, some or all of the options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange or issue Replacement Options for some or all of the options tendered for exchange; or

(iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Kintera or our subsidiaries or affiliates, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or affiliates;

(c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension payments in respect of banks in the United States, whether or not mandatory;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v) any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Kintera, Inc. or on the trading in our common stock;

(vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of our subsidiaries or affiliates or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

(vii) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

(viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 31, 2006;

(d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record more compensation expense than initially anticipated against our earnings in connection with this Offer; or

(e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 31, 2006;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 31, 2006 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us.

The conditions to this Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them prior to the expiration time. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS

OF KINTERA, INC.

The directors and executive officers of Kintera, Inc. and their positions and offices as of May 31, 2006 are set forth in the following table:

NAME	POSITION WITH THE COMPANY
Alfred R. Berkeley III	Director

Dennis N. Berman	Executive Vice President, Corporate Development and Vice Chairman of the Board of Directors

Philip Heasley	Director

Allen B. Gruber, M.D.	Executive Vice President, Operations and Director

Robert J. Korzeniewski, C.P.A.	Director

Deborah D. Rieman, Ph.D.	Director

Harry E. Gruber, M.D.	President, Chief Executive Officer and Chairman of the Board of Directors

Hector Garcia-Molina, Ph.D.	Director

Richard Davidson	Chief Financial Officer

Richard LaBarbera	Chief Operating Officer

The address and telephone number of each director and executive officer is: c/o Kintera, Inc., 9605 Scranton Road, Suite 200, San Diego, California 92121. The telephone number at that location is (858) 795-3000.